Exhibit 8.1
Subsidiaries of The9 Limited
Wholly-owned subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation

GameNow.net (Hong Kong) Limited	Hong Kong
China The9 Interactive Limited	Hong Kong
City Gamenet Limited	Hong Kong
9Dream Limited	Hong Kong
City Channel Limited	Hong Kong
City Smart Limited	Hong Kong
Well City Limited	Hong Kong
9City Asia Limited	Hong Kong
City Rise Investments Limited	Hong Kong
Global Star International Development Limited	Hong Kong
Asian Sense Holdings Limited	Hong Kong
Asian Development Limited	Hong Kong
Asian Success Development Limited	Hong Kong
China Crown Technology Limited	Hong Kong
Silver Express Investments Limited	Hong Kong
Champ Base Development Limited	Hong Kong
China Crown Express Limited	Hong Kong
The9 Development Center Limited	Hong Kong
Asian Way Development Limited	Hong Kong
New Star International Development Limited	Hong Kong
TDC (Asia) Limited	British Virgin Islands
The9 Singapore Pte. Ltd.	Singapore
The9 Computer Technology Consulting (Shanghai) Co., Ltd.	China
China The9 Interactive (Shanghai) Limited	China
China The9 Interactive (Beijing) Limited	China
Jiu Jing Era Information Technology (Beijing) Limited	China
Ren He Information Technology (Shanghai) Limited	China
Jiu Tuo (Shanghai) Information Technology Limited	China
Jiu Chuang Interactive Information Technology (Beijing) Limited Shanghai Branch	China
Majority-owned subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation

Red 5 Studios, Inc.	Delaware, USA

Consolidated affiliated entities

Name of Consolidated Affiliated Entity	Jurisdiction of Incorporation

Shanghai The9 Information Technology Co., Limited	China
Shanghai Jiucheng Advertisement Co., Limited	China
Nanjing Youqu Software Development Co., Limited	China
Hangzhou Fire Rain Network Technology Co., Limited	China
Nanjing Star-matrix Software Information & Technology Co., Limited	China
Shenzheng Fatiaocheng Technology Co., Limited	China